UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Restricted Stock. On January 26, 2005, the Compensation Committee of the Board of Directors of Altria Group, Inc. approved the grant of shares of restricted stock pursuant to the 2000 Performance Incentive Plan (the “Plan”) to the executive officers named in the 2004 Proxy Statement (the “Named Executive Officers”), other than Roger K. Deromedi, in the amounts indicated below:

Name	Shares of Restricted Stock
Louis C. Camilleri	125,000
Steven C. Parrish	29,040
Michael E. Szymanczyk	35,500
Charles R. Wall	35,500

The restricted stock awards vest three years from the grant date. A form of restricted stock agreement is attached as an Exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Base Salaries. On January 26, 2005, the Compensation Committee approved base salaries, effective May 1, 2005, for the Named Executive Officers, other than Mr. Deromedi, in the amounts indicated below:

Name	Base Salary Amount
Louis C. Camilleri	$1,750,000
Steven C. Parrish	$950,000
Michael E. Szymanczyk	$1,116,000
Charles R. Wall	$984,000

Annual Incentive Awards. On January 26, 2005, pursuant to the Plan, the Compensation Committee approved annual incentive awards for 2004, payable in cash, to the Named Executive Officers, other than Mr. Deromedi, as follows:

Name	Annual Incentive Award
Louis C. Camilleri	$3,250,000
Steven C. Parrish	$1,200,000
Michael E. Szymanczyk	$1,800,000
Charles R. Wall	$1,500,000

In addition, on January 26, 2005, the Compensation Committee approved a formula for determining the maximum award amounts for 2005 annual incentive awards, which formula reflects the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax-deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum award amounts for the 2005 annual incentive awards will be determined based on a performance incentive pool equal to 0.25% of the adjusted net earnings of Altria Group, Inc. Adjusted net earnings of Altria Group, Inc. is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the Plan of $10.0 million.

At the conclusion of 2005, the performance incentive pool for the 2005 annual incentive awards will be calculated and divided among the covered officers. The Chairman and the Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining two-thirds of the pool will be allocated equally among the remaining covered officers, subject in each instance, to the maximum individual award amount defined in the Plan.

Mr. Deromedi. Mr. Deromedi’s compensation is subject to approval by the Compensation and Governance Committee of the Board of Directors of Kraft Foods Inc. On January 25, 2005, that committee approved a grant to Mr. Deromedi of 150,090 restricted shares of Kraft Foods Inc. common stock, a base salary of $1,200,000, effective April 1, 2005, and an annual incentive award for 2004 payable in cash of $1,800,000. Mr. Deromedi’s restricted stock award vests three years from the grant. On January 25, 2005, the Compensation and Governance Committee of the Board of Directors of Kraft Foods Inc. also approved a formula for determining the maximum award amounts for 2005 annual incentive awards. The maximum award amounts will be determined based on a performance incentive pool equal to 0.4% of the adjusted net earnings of Kraft Foods Inc. Adjusted net earnings of Kraft Foods Inc. is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation and Governance Committee of the Board of Directors of Kraft Foods Inc. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the Kraft Foods Inc. 2001 Performance Incentive Plan.

The Company will provide additional information regarding the compensation of executive officers in its Proxy Statement for the 2005 Annual Meeting of Shareholders, which will be issued in mid-March.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

10.	Form of Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ G. PENN HOLSENBECK
	Name:	G. Penn Holsenbeck
	Title:	Vice President, Associate General
Counsel and Corporate Secretary

DATE: January 28, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.	Form of Restricted Stock Agreement